FOR IMMEDIATE RELEASE	Contact:	Douglas Barton
	Phone:	717-721-5267

ENB Financial Corp Reports Fourth Quarter 2025 Results

(January 21, 2026) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP), the bank holding company for Ephrata National Bank, reports net income for the fourth quarter of 2025 of $5,514,000, a $1,788,000, or 48.0% increase, from the $3,726,000 earned during the fourth quarter of 2024. Net income for the year ended December 31, 2025 was $21,559,000, a $6,242,000, or 40.8% increase, over the $15,317,000 earned for the year ended December 31, 2024. Basic and diluted earnings per share for the fourth quarter of 2025 and 2024 were $0.97 and $0.66, respectively, and year-to-date earnings per share were $3.80 in 2025 compared to $2.71 in 2024.

The increase in the Corporation’s earnings was primarily due to an increase in net interest income for the three and twelve months ended December 31, 2025, compared to the same periods in the prior year. The provision for credit losses was lower for the quarter, and for the year-to-date period compared to the prior year. Non-interest income was slightly lower for the quarter and for the year-to-date period. Operating expenses were higher for both periods in 2025 compared to 2024.

The Corporation’s net interest income (NII) increased by $2,732,000, or 18.0%, for the three months ended December 31, 2025, and $11,963,000, or 21.1%, for the year ended December 31, 2025, compared to the same periods in 2024. Growth in interest earning assets coupled with actively managing costs on deposits led to the improvement in NII. Interest income on loans increased by $2,136,000, or 11.1%, and $8,177,000, or 11.2%, for the three and twelve months ended December 31, 2025, while interest income on securities decreased by $16,000, or 0.3% for the three-month period ended December 31, 2025, and increased $6,188,000, or 37.9%, for the twelve-month period ended December 31, 2025. Interest expense on deposits and borrowings decreased by $1,031,000, or 10.2% for the three months ended December 31, 2025 due to a concerted effort to lower deposit rates, but increased by $1,278,000, or 3.5%, for the year ended December 31, 2025, compared to the same period in the prior year due to a higher balance of wholesale borrowings resulting in higher borrowing costs.

The Corporation recorded a provision for credit losses of $255,000 in the fourth quarter of 2025, compared to $1,369,000 for the fourth quarter of 2024. For the year-to-date period, the Corporation recorded a provision for credit losses of $887,000 compared to $1,015,000 recorded for the year ended December 31, 2024. The lower provision expense recorded in 2025 was the result of favorable credit conditions. The allowance as a percentage of total loans was 1.11% as of December 31, 2025, and 1.13% as of December 31, 2024. Management believes the ACL to be adequate based on current asset quality metrics and economic conditions.

Other income decreased by $60,000, or 1.2%, and $93,000, or 0.5%, for the three and twelve months ended December 31, 2025, compared to the same periods in the prior year. Trust and investment services income increased $65,000, or 6.1% for the three months ended December 31, 2025, and decreased $62,000, or 1.7%, for the year ended December 31, 2025, compared to the same periods in the prior year. Service fees decreased $126,000, or 8.2%, and decreased $155,000, or 2.6%, for the three and twelve months ended December 31, 2025, compared to the same periods in 2024 primarily related to lower fees earned on an off-balance sheet deposit sweep product. Commissions increased by $46,000, or 4.5%, for the three-month period primarily related to higher interchange fees on debit card transactions and $47,000, or 1.2%, for the twelve-month period primarily related to higher merchant service fees. The Corporation recorded $16,000 of gains on securities transactions in the fourth quarter of 2025, compared to $176,000 in the fourth quarter of 2024, a decline of $160,000. For the year-to-date period, the Corporation recorded $206,000 in losses on securities transactions, compared to $159,000 in gains during the same period in 2024. Gains on the sale of mortgages increased by $107,000, or 24.6%, and by $52,000, or 2.8%, for the three and twelve months ended December 31, 2025, compared to the same periods in 2024, as favorable market conditions led to increased profit margins on loans sold. Earnings on bank owned life insurance increased by $17,000, or 6.1%, and decreased by $115,000, or 9.1%, for the three and twelve months ended December 31, 2025, compared to the same periods in 2024. The year-to-date decrease was the result of a death benefit recognized in 2024. Other income decreased by $9,000, or 2.6%, and increased by $505,000, or 39.4%, for the three and twelve months ended December 31, 2025, compared to the same periods in the prior year. The year-to-date increase was primarily the result of sales tax refunds in 2025.

( more )

ENB FINANCIAL CORP

Total operating expenses increased by $1,412,000, or 10.0%, and $3,888,000, or 7.0%, for the three and twelve months ended December 31, 2025, compared to the same periods in 2024. Salary and benefit expenses, which make up the largest portion of operating expenses, increased by $354,000, or 4.1%, and $628,000, or 1.8%, for these time periods. Other operating expenses outside of salaries and benefits increased due to expanded investments and initiatives in technology, increased occupancy and equipment costs, residual core conversion expenses, and the recording of $698,000 in expenses related to the previously announced Cecil Bank acquisition which is expected to close in the first quarter of 2026.

The Corporation’s annualized return on average assets (ROA) and return on average stockholders’ equity (ROE) for the fourth quarter of 2025 increased to 0.98% and 13.91%, respectively, from 0.69% and 11.11% for the fourth quarter of 2024. For the year ended December 31, 2025, the Corporation’s annualized ROA was 0.98%, compared to 0.75% in 2024, while the ROE was 15.17%, compared to 12.13% in 2024.

As of December 31, 2025, the Corporation had total assets of $2.26 billion, up 1.7%; gross loans of $1.52 billion, up 6.2%; total deposits of $1.87 billion, down 0.9%; and total stockholders’ equity of $161.1 million, up 23.0%, from balances at December 31, 2024.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from fourteen full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

ENB FINANCIAL CORP

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

ENB FINANCIAL CORP

SUMMARY CONSOLIDATED FINANCIAL INFORMATION (Unaudited)

(in thousands, except per share and percentage data)

	December 31,		%
Balance Sheet	2025	2024	Change

Securities	$588,949	$626,140	-5.9%
Total loans held for investment	1,515,745	1,427,269	6.2%
Allowance for credit losses	16,886	16,122	4.7%
Total assets	2,257,727	2,219,831	1.7%
Deposits	1,873,361	1,890,443	-0.9%
Total borrowings	209,251	183,538	14.0%
Stockholders' equity	161,054	130,984	23.0%

	Three Months Ended		Twelve Months Ended
Income Statement	December 31,		December 31,
	2025	2024	2025	2024

Net interest income	$17,937	$15,205	$68,704	$56,741
Provision for credit losses	255	1,369	887	1,015
Noninterest income	4,784	4,844	18,037	18,130
Noninterest expense	15,557	14,145	59,119	55,231
Income before taxes	6,909	4,535	26,735	18,625
Provision for income taxes	1,395	809	5,176	3,308
Net Income	5,514	3,726	21,559	15,317

Per Share Data
Earnings per share	0.97	0.66	3.80	2.71
Dividends per share	0.18	0.18	0.72	0.69

Earnings Ratios
Return on average assets (ROA)	0.98%	0.69%	0.98%	0.75%
Return on average stockholders equity (ROE)	13.91%	11.11%	15.17%	12.13%
Net Interest margin	3.33%	2.90%	3.19%	2.87%
Efficiency ratio	68.2%	70.9%	67.7%	73.6%

(end)